65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com
Contact:
Jeffrey W. Church
CFO, Treasurer & Secretary
(240) 632-5510
jchurch@genvec.com

GENVEC REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
Enrollment of Patients in the Phase II BIOBYPASS Trial Curtailed to Focus Additional Resources on TNFerade Development

GAITHERSBURG, MD (May 9, 2006) - GenVec, Inc. (Nasdaq:GNVC), today announced its financial results for the first quarter ended March 31, 2006. GenVec reported a net loss of $4.1 million ($0.06 per share) compared to a net loss of $3.5 million ($0.06 per share) in the comparable quarter of 2005. The increase in the net loss was primarily due to higher internal costs associated with the late stage clinical development of GenVec’s lead product candidate, TNFerade, for the treatment of cancer. GenVec ended the first quarter of 2006 with $27.0 million in cash and investments.

As previously announced, GenVec expanded its Phase II pancreatic study of TNFerade into a targeted 330 patient Phase II/III pivotal trial and launched a Phase II study of TNFerade in patients with stage III and IV metastatic melanoma. Based on these developments and the data from previously completed TNFerade clinical studies, GenVec is re-aligning its portfolio of clinical stage trials to focus additional resources on TNFerade with a view to optimizing the development timeline for the TNFerade indications currently under clinical investigation. As a result of its decision to focus resources on the clinical development of TNFerade, GenVec has decided, in agreement with its collaborator Cordis Corporation, to curtail enrollment of patients in the Phase II trial of BIOBYPASS for the treatment of severe coronary artery disease. Patients currently enrolled in the Phase II study will complete follow up under the study protocol, and data will be collected and analyzed in accordance with the research agreement between GenVec and Cordis. GenVec will retain development rights to BIOBYPASS and will explore alternative commercialization strategies as data and circumstances warrant. The decision to curtail enrollment of patients in the BIOBYPASS study will not result in any charges to GenVec’s operating results.

Revenue for the first quarter increased to $5.9 million from $4.5 million for the same period last year. Revenue was derived primarily from the Company’s funded research and development programs with the National Institutes of Health (NIH), the United States Naval Medical Research Center, PATH’s Malaria Vaccine Initiative and the United States Department of Agriculture, all of which use GenVec’s proprietary technology for the development of vaccine candidates, and our collaboration with Fuso Pharmaceutical Industries for the development of a targeted cancer therapy. The 31 percent increase in revenue for the first quarter of 2006 was primarily due to increases in reimbursable activities conducted under the Company’s HIV vaccine development program with the NIH and the expanded research collaboration with the U.S. Department of Agriculture and the Department of Homeland Security to develop a livestock vaccine against foot and mouth disease.

Operating expenses for the first quarter of 2006 increased 27 percent, to $10.3 million from $8.1 million in the first quarter of 2005, primarily due to higher internal development costs for TNFerade. Also contributing to the increase in operating costs was the one-time production of clinical grade HIV vaccine supplies for a Phase II proof-of-concept trial (“POCET trial”). These production activities, funded under the Company's $50 million HIV vaccine development program with the NIH, resulted in a $1.4 million increase in revenues in the current quarter. The POCET trial will be conducted and funded by the NIH and is expected to commence in the first half of 2007.

First Quarter 2006 Highlights

TNFerade for Cancer:
•
Expanded our current Phase II clinical trial with TNFerade in locally advanced pancreatic cancer into a Phase II/III trial with a 12-month survival endpoint. Targeted enrollment will be expanded from 74 to 330 patients. The expanded Phase II/III trial will include additional study sites outside the United States.

•
Presented long-term survival data from our Phase II study of TNFerade in esophageal cancer at the ASCO Gastroenterological Symposium demonstrating two-year survival percentage for all dosage levels of TNFerade of 73 percent, with follow-up continuing. The average two-year survival percentage reported in five comparable studies was 33 percent.

•
Initiated a Phase II clinical study to evaluate the anticancer activity of TNFerade in patients with metastatic melanoma. This open label, single-arm, multi-center study will assess tumor response after four weeks of intratumoral injections of TNFerade plus concomitant radiation therapy in 29 patients with stage III or IV metastatic melanoma.

•
Presented preclinical findings showing that TNFerade inhibited metastasis of melanoma tumors in an animal model of this disease at the annual meeting of the American Association for Cancer Research (AACR). The study results showed that direct injection of TNFerade into melanoma tumors decreased tumor size and reduced lymphatic metastasis outside the treatment area.

Funded Vaccine Programs:
•	Announced the expansion of our current collaboration with the NIH’s Vaccine Research Center to include preliminary development of an influenza vaccine.
•
Announced a $1.7 million collaboration for continued development of a foot and mouth disease vaccine with the U.S. Department of Agriculture, funded through an interagency agreement with the U.S. Department of Homeland Security.

•	Announced the award of a $500,000 contract to continue the Company’s malaria vaccine research and development work with the Naval Research Center for a third year.

Other Developments:
•	Announced a $30 million Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited to support the expanded clinical development of TNFerade for cancer.
•
Published results from a Phase I clinical study of the Company’s AdPEDF gene therapy in 28 patients with advanced neovascular age-related macular degeneration (AMD). The findings, published in the February 2006 issue of Human Gene Therapy, showed evidence of a halt in disease progression lasting six to twelve months after patients received a single intravitreous injection of AdPEDF.

•
Announced completion of enrollment in the Company’s follow-on Phase I study of its AdPEDF gene therapy in patients diagnosed recently with wet AMD. This 9-center clinical trial involves 22 patients who received a single injection of one of two doses of AdPEDF.

•
Announced the appointment of Russell P. Wesdyk as the Company’s vice president of business development and strategic planning. Mr. Wesdyk joined GenVec from Guilford Pharmaceuticals where he served as vice president, business development after spending 16 years at Bristol-Myers Squibb in various product and business development positions. Mr. Wesdyk will lead the Company’s efforts to pursue a number of business development opportunities for its portfolio of therapeutic and vaccine product candidates.

“Our financial performance during the first quarter of 2006 reflected prudent management of our resources, continued clinical progress with our lead product candidate, TNFerade, and the continued success of our vaccine development programs,” said Jeffrey W. Church, GenVec’s chief financial officer. “We continue to expect revenues from collaborators of approximately $20 million this year, which will help offset the costs of our expanding clinical development program for TNFerade and help advance our manufacturing and quality systems at our contract manufacturer. This capability will be used to support the production of TNFerade for the Phase II/III clinical program.” On March 30, 2006, the Company signed a clinical supply agreement with its contract manufacturer to produce clinical material that will be used to conduct a portion of the ongoing Phase II/III clinical trial for pancreatic cancer.

Conference Call Information

GenVec will host its quarterly conference call at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today. The live conference call can be accessed by telephone at 800-291-9234 (U.S. or Canada) or 617-614-3923 (international); access code 39291636. The conference call will also be webcast live in a listen only mode on GenVec’s website at www.genvec.com under Webcasts and Data. An archive of the conference call will be available on GenVec’s website approximately one hour after the event for 30 days.

GenVec, Inc. is a biopharmaceutical company developing novel gene-based therapeutic drugs and vaccines. Additional information on GenVec and its portfolio of product candidates is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)
	Three Months Ended March 31, 2006 2005 (unaudited)
Revenue from strategic alliances and research contracts	$5,923		$4,549
Operating expenses: Research and development General and administrative Total operating expenses	7,907 2,367 10,274		5,906 2,198 8,104
Loss from operations Interest income Interest expense Net loss	(4,351 327 (38 $ (4,062	) )	(3,555 185 (88 $ (3,458	) ) )
Basic and diluted loss per share	$(0.06)		$(0.06)

Shares used in computing basic and diluted net loss per share	63,708		55,636

GenVec, Inc. Selected Balance Sheet Information (in thousands)
	March 31, 2006	December 31, 2005
(Unaudited)
Cash and investments	$26,990	$31,999
Working Capital	26,032	30,477
Total assets	35,953	41,901
Stockholder’s equity	26,842	31,422

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